Exhibit (H)(3)(i)

SIXTH AMENDMENT TO THE

ALPHA ARCHITECT ETF TRUST

FUND ACCOUNTING SERVICING AGREEMENT

This Sixth Amendment, effective as of the last date on the signature block, to the Fund Accounting Servicing Agreement, dated as of October 8, 2014, as amended (the “Agreement”), is entered into by and between Alpha Architect ETF Trust, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the Trust desires to add the Gadsden Dynamic Multi-Asset ETF to its series, and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

The Amended Exhibit A is superseded and replaced in its entirety with the Amended Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ALPHA ARCHITECT ETF TRUST	U.S. BANK, N.A.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Amended Exhibit A to the

Alpha Architect ETF Trust

Fund Accounting Servicing Agreement

Separate Series of Alpha Architect ETF Trust

Name of Series

Alpha Architect U.S. Quantitative Value ETF

Alpha Architect International Quantitative Value ETF

Alpha Architect U.S. Quantitative Momentum ETF

Alpha Architect International Quantitative Momentum ETF

Alpha Architect Value Momentum Trend ETF

Freedom 100 Emerging Markets ETF

Merlyn.AI Bull-Rider Bear-Fighter ETF

Merlyn.AI Tactical Growth and Income ETF

Gadsden Dynamic Multi-Asset ETF